EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
December 10, 2013	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS 4TH QTR AND FYE 2013 RESULTS

Horsham, PA, December 10, 2013 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for earnings, revenues, contracts, and backlog for its fourth quarter and fiscal year ended October 31, 2013.

Fourth Quarter Financial Highlights:

•
FY 2013’s fourth quarter net income was $94.9 million, or $0.54 per share diluted, compared to $411.4 million, or $2.35 per share in FY 2012’s fourth quarter. Included in FY 2013’s fourth quarter net income was a deferred tax asset valuation allowance reversal of $4.6 million, compared to a deferred tax asset valuation allowance reversal of $394.7 million in FY 2012’s fourth quarter.

•	FY 2013’s pre-tax income was $150.2 million, compared to $60.7 million in FY 2012’s fourth quarter, an increase of 147%.

•	Revenues of $1.04 billion and homebuilding deliveries of 1,485 units rose 65% in dollars and 36% in units, compared to FY 2012’s fourth quarter.

•
Net signed contracts of $839.0 million and 1,163 units rose 23% in dollars and 6% in units, compared to FY 2012’s fourth quarter. On a per-community basis, FY 2013's fourth-quarter net signed contracts of 5.17 units per community, up 6% versus FY 2012’s same period, were the highest for any fourth quarter since FY 2005.

•	Backlog of $2.63 billion and 3,679 units rose 57% in dollars and 43% in units, compared to FY 2012’s fourth-quarter-end backlog.

•	The average price of homes delivered was $703,000, compared to $651,000 in FY 2013’s third quarter and $582,000 in FY 2012’s fourth quarter.

•	Gross margin, excluding interest and write-downs, was 25.4%, compared to 24.6% in FY 2012’s fourth quarter. Operating margin improved to 12.3% from 8.3% in FY 2012’s fourth quarter.

•
SG&A as a percentage of revenue improved to 8.9%, compared to 11.8% in FY 2012’s fourth quarter. FY 2013’s fourth quarter SG&A included a benefit of $4.8 million from insurance reversals, compared to $8.3 million in FY 2012’s fourth quarter.

•
The Company ended FY 2013 with 232 selling communities, compared to 225 at FY 2013’s third-quarter end, and 224 at FYE 2012. At FYE 2013, the Company had approximately 48,600 lots owned and optioned, compared to approximately 47,200 at FY 2013’s third-quarter end and approximately 40,400 one year ago. Including its planned Shapell acquisition, the Company expects to end FY 2014 with between 250 and 290 selling communities.

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FY 2013 Financial Highlights

•
FY 2013 net income was $170.6 million, or $0.97 per share diluted, compared to FY 2012’s net income of $487.1 million, or $2.86 per share diluted. Included in FY 2013’s full year net income was a deferred tax asset valuation allowance reversal of $4.6 million, compared to a deferred tax asset valuation allowance reversal of $394.7 million in FY 2012.

•	Pre-tax income was $267.7 million, compared to pre-tax income of $112.9 million in FY 2012.

•	Revenues of $2.67 billion and homebuilding deliveries of 4,184 units rose 42% in dollars and 27% in units, compared to FY 2012.

•
Net signed contracts of $3.63 billion and 5,294 units rose 42% in dollars and 27% in units, compared to FY 2012. On a per-community basis, FY 2013's net signed contracts of 23.5 units per community were the highest for any fiscal year since FY 2005.

•	Gross margin, excluding interest and write-downs, was 24.6%, compared to 24.0% for FY 2012. Operating margin improved to 7.5% from 3.4% in FY 2012’s fourth quarter.

•	SG&A as a percentage of revenue improved to 12.7% compared to 15.3% for FY 2012.

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “With revenues and contracts up over 40%, backlog up over 50% and operating income up over 200%, FY 2013 was an excellent year for Toll Brothers.

“We started FY 2013 very strong, building on the sales momentum of FY 2012. Buoyed by historic low interest rates and significant pent-up demand, we raised prices and accelerated per-community home sales paces as the housing market continued its recovery. Our first nine-months’ contracts rose 35% in units and 49% in dollars.

“In our fourth quarter, the impact of those price increases, combined with uncertainty from the political discord in Washington and a sudden rise in interest rates, contributed to a leveling of demand. In our fourth quarter, contract growth was 6% in units, but was still up 23% in dollars, against strong growth comparisons: FY 2012’s fourth quarter contracts were up 70% and 75%, respectively, versus FY 2011’s fourth quarter.

“We are now six weeks into our first quarter of FY 2014.  In the most recent five weeks, contracts have been flat to last year.  In the first week of FY 2014, we signed 77 contracts compared to 149 in FY 2013’s first week, as Hurricane Sandy shut down sales in many of our markets during the last weekend of October 2012 and pushed contracts to the first week of November.  We believe this leveling of demand will prove temporary based on still-significant pent-up demand, the gradual strengthening of the economy and the improving prospects of our affluent customers.

“We were pleased by improvements in our gross and operating margins, as the price increases instituted in previous quarters were reflected in this quarter’s results. Our home building operation has ramped up to deliver our growing backlog and our joint ventures and ancillary businesses also contributed solid results.

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“We increased our land position by 20% from one year ago to approximately 48,600 lots, a total that will increase again in coming months when we complete the acquisition of Shapell Homes. We bought land in nearly all our 19 states, and strategically expanded our product lines into a number of key markets in FY 2013.

“Most significantly, in early November of 2013, we announced the acquisition of Shapell Homes of California for $1.60 billion, which we expect to close in early calendar 2014. Shapell has a long and illustrious history as one of California’s largest and most successful land development and home building companies in the affluent coastal markets of Northern and Southern California. This acquisition provides us with California’s premier land portfolio consisting of approximately 5,200 entitled lots in affluent, high-barrier-to-entry markets: the San Francisco Bay area, metro Los Angeles, Orange County and the Carlsbad market. Since this announcement at the start of FY 2014, we have raised $600 million of five- and ten-year debt in the public capital markets, issued $230 million of stock and, and at the end of FY 2013, secured an additional $500 million 364-day bank facility to fund the Shapell acquisition and provide ample liquidity for future growth.

“As we look forward to FY 2014, we see our revenues and community count growing, margins improving and our profitability increasing.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “We ended FY 2013 with $825 million of cash and marketable securities on our balance sheet and an additional $1.46 billion of liquidity through our various committed bank credit facilities. We remain focused on maintaining the strong financial flexibility that enabled us to weather the recent unprecedented downturn and then expand opportunistically as the recovery has unfolded. This flexibility allowed us to enter Seattle in November 2011 through our acquisition of CamWest, and, more recently, to expand our presence in California through our upcoming acquisition of Shapell. It also has allowed us to grow our apartment development business over the last two years with four projects totaling approximately 1,500 units currently under development and several others in the pipeline.

“During FY 2013 and into the start of FY 2014, we have raised over $3.2 billion via corporate and joint venture project financings while maintaining our current credit ratings, which were reaffirmed by the three agencies in early November after our announcement of the Shapell acquisition. This acquisition will be paid for using the proceeds from our stock issuance, our recent debt deals and a planned future draw of approximately $800 million on our pre-existing $1.035 billion long-term line of credit. Upon completion of the transaction, we project we will still have in excess of $1 billion of available liquidity for growth.

“In addition to our solid homebuilding results, our Gibraltar subsidiary generated approximately $16 million in pre-tax profits in FY 2013 while we produced approximately $37.5 million of pre-tax income in FY 2013 from our other joint ventures and ancillary businesses and other items.

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“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance. We ended FY 2013 with a backlog of $2.63 billion and 3,679 units, up 57% in dollars and 43% in units, compared to FYE 2012. With this backlog, the lowest cancellation rate in our industry, and the pending acquisition of Shapell, we believe we will deliver between 5,100 and 6,100 homes in FY 2014 at an average price of between $670,000 and $720,000 per home.”

Robert I. Toll, executive chairman, stated: “We believe that Toll Brothers, as well as the other public home building companies, still have significant room for growth. The economy, while still improving slowly, is far from fully recovered. National housing starts, although projected to be up in 2013 compared to 2012, will still be well below the average of the last forty years despite an increased population.

“Due to a shortage of approved home sites, labor constraints in some markets, and a lack of available capital for small and mid-sized privately-owned builders, the supply of luxury homes is still not meeting current demand, let alone the pent-up demand of the last seven years. This supply constraint could lead to a further escalation in luxury home prices above and beyond normal trends until industry production returns to historic equilibrium.”

“Supported by our solid land portfolio, community count growth, strong financial position, broad product diversification, industry-leading brand, and dedicated team, we believe that FY 2014 will be another year of growth for Toll Brothers.

Toll Brothers’ financial highlights for the fourth quarter and fiscal year ended October 31, 2013 (unaudited):

▪
FY 2013’s fourth quarter net income was $94.9 million, or $0.54 per share diluted, compared to $411.4 million, or $2.35 per share in FY 2012’s fourth quarter. Included in FY 2013’s fourth quarter net income was a deferred tax asset valuation allowance reversal of $4.6 million, compared to a deferred tax asset valuation allowance reversal of $394.7 million in FY 2012’s fourth quarter.

▪
FY 2013’s fourth-quarter pre-tax income was $150.2 million, compared to FY 2012’s fourth-quarter pre-tax income of $60.7 million. FY 2013’s fourth-quarter results included pre-tax write-downs of $2.5 million: $2.2 million of the write-downs were attributable to operating communities, and $0.3 million to land controlled for future communities. FY 2012’s fourth-quarter results included pre-tax write-downs of $1.5 million: $1.4 million of the write-downs were attributable to operating communities and $0.3 million to owned land for future communities, offset, in part, by recoveries of previously recognized write-downs of $0.2 million and by $0.7 million of cash recoveries of prior joint venture write-offs.

▪
FY 2013’s fourth-quarter gross margin improved to 21.3% from 20.1% in FY 2012’s fourth quarter. Excluding write-downs and interest, FY 2013’s fourth-quarter gross margin improved to 25.4% from 24.6% in FY 2012’s fourth quarter. For FY 2013, gross margin, excluding interest and write-downs, was 24.6%, compared to 24.0% for FY 2012.

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▪
FY 2013 net income was $170.6 million, or $0.97 per share diluted, compared to FY 2012’s net income of $487.1 million, or $2.86 per share diluted. Included in FY 2013’s full year net income was a deferred tax asset valuation allowance reversal of $4.6 million, compared to a deferred tax asset valuation allowance reversal of $394.7 million in FY 2012.

▪
FY 2013’s pre-tax income was $267.7 million, compared to FY 2012’s pre-tax income of $112.9 million. FY 2013’s results included pre-tax write-downs of $4.5 million: $3.3 million of the write-downs were attributable to operating communities and $1.2 million to land controlled for future communities. FY 2012’s results included pre-tax write-downs of $14.7 million: $13.1 million of the write-downs were attributable to operating communities, $1.2 million to owned land for future communities and $0.5 million to land controlled for future communities, offset, in part, by $2.3 million of cash recoveries of prior joint venture write-offs.

▪	Interest included in cost of sales was 3.9% of revenues in FY 2013’s fourth quarter, compared to 4.2% of revenues in FY 2013’s third quarter, and down from 4.3% in FY 2012’s fourth quarter.

▪
FY 2013’s fourth-quarter revenues and home building deliveries of $1.04 billion and 1,485 units increased 65% in dollars and 36% in units, compared to FY 2012’s fourth-quarter results of $632.8 million and 1,088 units. The average price of homes delivered was $703,000, compared to $651,000 in FY 2013’s third quarter and $582,000 in FY 2012’s fourth quarter.

▪	For FY 2013, home building revenues of $2.67 billion and 4,184 units increased 42% in dollars and 27% in units, compared to FY 2012's results of $1.88 billion and 3,286 units.

▪
In FY 2013’s fourth quarter, unconsolidated entities in which the Company had an interest delivered $8.8 million of homes, compared to $13.6 million in the fourth quarter of FY 2012. In FY 2013, unconsolidated entities in which the Company had an interest delivered $37.5 million of homes, compared to $89.9 million in FY 2012. The Company recorded its share of the results from these entities’ operations in “Income from Unconsolidated Entities” on the Company’s Statement of Operations.

▪
FY 2013’s fourth-quarter net signed contracts of $839.0 million and 1,163 rose 23% in dollars and 6% in units, compared to FY 2012’s fourth-quarter net signed contracts of $684.1 million and 1,098 units. The Company’s FY 2013 net contracts of $3.63 billion and 5,294 units increased by 42% and 27%, respectively, compared to net contracts of $2.56 billion and 4,159 units in FY 2012.

▪
On a per-community basis, FY 2013’s fourth-quarter net signed contracts of 5.17 units per community were 6% greater than FY 2012’s fourth-quarter total of 4.86; 70% greater than FY 2011’s fourth-quarter total of 3.04; 76% greater than FY 2010’s fourth-quarter total of 2.94 units; and 45% greater than FY 2009’s fourth-quarter total of 3.56 units; however, they were still below the Company’s historical fourth-quarter average, dating back to 1990, of 5.80 units per community. On a per-community basis, FY 2013's net signed contracts of 23.5 units per community were the highest for any fiscal year since FY 2005.

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▪	The average price per unit of net contracts signed in FY 2013’s fourth quarter was $721,000, compared to $706,000 in FY 2013’s third quarter and $623,000 in FY 2012’s fourth quarter.

▪
FY 2013’s fourth-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 5.5%, compared to 4.6% in FY 2012’s fourth quarter. As a percentage of beginning-quarter backlog, FY 2013’s fourth-quarter cancellation rate was 1.7%, compared to 2.1% in FY 2012’s fourth quarter.

▪
The Company ended FY 2013 with a backlog of approximately $2.63 billion and 3,679 units, which increased 57% in dollars and 43% in units, compared to FY 2012’s year-end backlog of $1.67 billion and 2,569 units.

•
In FY 2013’s fourth quarter, SG&A as a percentage of revenue improved to 8.9%, compared to 11.8% in FY 2012’s fourth quarter. FY 2013’s fourth quarter SG&A included a benefit of $4.8 million from insurance reversals, compared to $8.3 million in FY 2012’s fourth quarter. For FY 2013, SG&A as a percentage of revenue improved to 12.7% compared to 15.3% for FY 2012.

▪
At October 31, 2013, unconsolidated entities in which the Company had an interest had a backlog of $46.2 million, compared to $27.2 million at October 31, 2012. In FY 2013’s fourth quarter and twelve-month periods, such unconsolidated entities produced $16.7 million and $56.6 million of contracts, respectively, compared to $16.4 million and $96.1 million, respectively, in the previous year.

▪
The Company ended FY 2013 with $825.5 million of cash and marketable securities, compared to $1.02 billion at FY 2013's third-quarter end and $1.22 billion at FYE 2012. At FYE 2013, the Company also had $958.4 million available under its $1.035 billion 15-bank credit facility, which matures in August 2018.

▪	The Company’s Stockholders’ Equity at FYE 2013 was $3.33 billion, compared to $3.12 billion at FYE 2012.

▪	The Company ended FY 2013 with a net-debt-to-capital ratio(1) of 32.5%, compared to 31.9% at FY 2013’s third-quarter end and 23.6% at FYE 2012.

▪
The Company ended FY 2013 with approximately 48,600 lots owned and optioned, compared to 47,200 one quarter earlier, 40,400 one year earlier, and 91,200 at its peak at FY 2006’s second-quarter end. At FYE 2013, approximately 34,000 of the 48,600 lots were owned, of which approximately 12,600 lots, including those in backlog, were substantially improved.

▪	In the fourth quarter of FY 2013, the Company purchased 2,271 lots for approximately $364.4 million, and, for the full fiscal year, purchased 7,828 lots for approximately $995.3 million.

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▪
The Company expects to end FY 2014 with between 250 and 290 selling communities, compared to its peak of 325 communities at FY 2007’s second-quarter end. The Company ended FY 2013 with 232 selling communities, compared to 225 at FY 2013’s third-quarter end and 224 at FYE 2012.

▪
Based on FYE 2013’s backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 5,100 and 6,100 homes in FY 2014. It believes the average delivered price for FY 2014 will be between $670,000 and $720,000 per home.

▪
In FY 2013’s fourth quarter and fiscal year, the Company’s Gibraltar Capital and Asset Management subsidiary reported pre-tax income of $7.1 million and $15.9 million respectively, compared to FY 2012’s fourth quarter and fiscal-year pre-tax loss of $0.4 million and pre-tax income of $7.2 million, respectively.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EST) today, December 10, 2013, to discuss these results and its outlook for FY 2014. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls". Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc., A FORTUNE 1000 Company is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington. The Company also operates in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home

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security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Commercial and Toll Apartment Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid- and high-rise for-sale condominiums through Toll Brothers City Living.
Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers was awarded Builder of the Year in 2012 as well as in 1988, and is the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

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Information presented herein for the fourth quarter and fiscal year ended October 31, 2013 is subject to finalization of the Company’s regulatory filings, related financial and accounting reporting procedures and external auditor procedures.

Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; consummation of the proposed transaction with Shapell and the anticipated benefits to be realized therefrom; consummation of debt financing transactions; and post-closing asset sales.

Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; consummation of the proposed transaction with Shapell and the anticipated benefits to be realized therefrom; consummation of debt financing transactions; and post-closing asset sales. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	October 31, 2013	October 31, 2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$772,972	$778,824
Marketable securities	52,508	439,068
Restricted cash	32,036	47,276
Inventory	4,650,412	3,732,703
Property, construction and office equipment, net	131,320	109,971
Receivables, prepaid expenses and other assets	229,295	173,042
Mortgage loans held for sale	113,517	86,386
Customer deposits held in escrow	46,888	29,579
Investments in and advances to unconsolidated entities	403,133	330,617
Investment in distressed loans	36,374	37,169
Investment in foreclosed real estate	72,972	58,353
Deferred tax assets, net of valuation allowances	286,032	358,056
	$6,827,459	$6,181,044

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$107,222	$99,817
Senior notes	2,321,442	2,080,463
Mortgage company warehouse loan	75,000	72,664
Customer deposits	212,669	142,977
Accounts payable	167,787	99,911
Accrued expenses	522,987	476,350
Income taxes payable	81,188	80,991
Total liabilities	3,488,295	3,053,173

Equity:
Stockholders’ Equity
Common stock	1,694	1,687
Additional paid-in capital	441,677	404,418
Retained earnings	2,892,003	2,721,397
Treasury stock, at cost	—	(983)
Accumulated other comprehensive loss	(2,387)	(4,819)
Total stockholders' equity	3,332,987	3,121,700
Noncontrolling interest	6,177	6,171
Total equity	3,339,164	3,127,871
	$6,827,459	$6,181,044

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Twelve Months Ended October 31,		Three Months Ended October 31,
	2013	2012	2013	2012
Revenues	$2,674,299	$1,882,781	$1,044,534	$632,826

Cost of revenues	2,133,300	1,532,095	822,261	505,738
Selling, general and administrative expenses	339,932	287,257	93,465	74,472
	2,473,232	1,819,352	915,726	580,210

Income from operations	201,067	63,429	128,808	52,616
Other:
Income from unconsolidated entities	14,392	23,592	5,548	4,244
Other income - net	52,238	25,921	15,794	3,889
Income before income taxes	267,697	112,942	150,150	60,749
Income tax provision (benefit)	97,091	(374,204)	55,245	(350,668)
Net income	$170,606	$487,146	$94,905	$411,417
Income per share:
Basic	$1.01	$2.91	$0.56	$2.44
Diluted	$0.97	$2.86	$0.54	$2.35
Weighted-average number of shares:
Basic	169,288	167,346	169,440	168,416
Diluted	177,963	170,154	177,952	174,775

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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Twelve Months Ended October 31,		Three Months Ended October 31,
	2013	2012	2013	2012
Impairment charges (recoveries) recognized:
Cost of sales - land controlled for future communities	$1,183	$451	$346	$(209)
Cost of sales - land owned for future communities		1,218		300
Cost of sales - operating communities	3,340	13,070	2,200	1,400
Income from unconsolidated entities		(2,311)		(689)
	$4,523	$12,428	$2,546	$802

Depreciation and amortization	$25,210	$22,586	$6,073	$3,449
Interest incurred	$134,198	$125,783	$34,132	$32,756
Interest expense:
Charged to cost of sales	$112,321	$87,117	$40,416	$27,294
Charged to other income - net	2,917	3,404	872	1,740
	$115,238	$90,521	$41,288	$29,034

Home sites controlled:
Owned	33,967	31,327
Optioned	14,661	9,023
	48,628	40,350

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Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended October 31,		Three Months Ended October 31,
	Units		$ (Millions)
	2013	2012	2013	2012
HOME BUILDING REVENUES
North	345	239	$197.0	$119.3
Mid-Atlantic	372	319	226.9	186.0
South	358	181	229.4	108.0
West	385	266	338.7	167.7
Traditional Home Building	1,460	1,005	992.0	581.0
City Living	25	83	52.5	51.8
Total consolidated	1,485	1,088	$1,044.5	$632.8

CONTRACTS
North	341	223	$213.6	$121.2
Mid-Atlantic	278	286	175.9	163.2
South	281	258	192.4	166.3
West	226	297	204.2	204.7
Traditional Home Building	1,126	1,064	786.1	655.4
City Living	37	34	52.9	28.7
Total consolidated	1,163	1,098	$839.0	$684.1

BACKLOG
North	948	625	$562.5	$350.0
Mid-Atlantic	902	634	573.0	374.5
South	956	749	673.5	483.5
West	675	507	593.2	351.0
Traditional Home Building	3,481	2,515	2,402.2	1,559.0
City Living	198	54	227.3	110.9
Total consolidated	3,679	2,569	$2,629.5	$1,669.9

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	Twelve Months Ended October 31,		Twelve Months Ended October 31,
	Units		$ (Millions)
	2013	2012	2013	2012
HOME BUILDING REVENUES
North	874	687	$485.0	$350.7
Mid-Atlantic	1,146	958	652.9	535.7
South	1,018	624	641.3	361.8
West	1,009	744	724.4	437.9
Traditional Home Building	4,047	3,013	2,503.6	1,686.1
City Living	137	273	170.7	196.7
Total consolidated	4,184	3,286	$2,674.3	$1,882.8

CONTRACTS
North	1,197	821	$697.5	$445.2
Mid-Atlantic	1,414	1,115	851.3	625.5
South	1,225	931	831.4	582.1
West	1,177	1,037	966.6	653.7
Traditional Home Building	5,013	3,904	3,346.8	2,306.5
City Living	281	255	287.1	251.4
Total consolidated	5,294	4,159	$3,633.9	$2,557.9

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and twelve-month periods ended October 31, 2013 and 2012, and for backlog at October 31, 2013 and 2012 is as follows:

	2013	2012	2013	2012
	Units	Units	$(Mill)	$(Mill)
Three months ended October 31,
Revenues	15	14	$8.8	$13.6
Contracts	23	17	$16.7	$16.4

Twelve months ended October 31,
Revenues	51	96	$37.5	$89.9
Contracts	77	106	$56.6	$96.1

Backlog at October 31,	62	36	$46.2	$27.2

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